CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

1212 Development Corp.

We hereby consent to the incorporation by reference to the Offering Statement on Form 1-1 of 1212 Development Corp. of our report on the financial statements of 1212 Development Corp. for the period July 18, 2016 to December 31, 2016. We also consent to the reference to our Firm under the caption “Experts” in such Offering.

/s/AJSH & Co.LLP

AJSH & Co.LLP

New Delhi, India

May 10, 2017